Filed Pursuant to Rule 424(b)(5)
File No. 333-201398

CALCULATION OF REGISTRATION FEE(1)

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(2)
4.25% Senior Notes due 2024	$200,000,000	101.466%	$202,932,000	$20,435.26

(1)

The information in this Calculation of Registration Fee Table updates, with respect to the securities offered hereby, the information set forth in the Calculation of Registration Fee Table included in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-201398), originally filed with the Commission on January 8, 2015.

(2)	The registration fee is calculated in accordance with Rule 457(r) and shall be paid on a deferred basis in accordance with Rule 456(b).

PROSPECTUS SUPPLEMENT

(To prospectus dated January 8, 2015)

$200,000,000

4.25% Senior Notes due July 2024

The Company: We are a financial holding company that conducts its banking, securities and financial services business through several wholly owned subsidiaries. Our broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory and related financial services to individual investors, professional money managers, businesses and municipalities.

The Offering: We are offering $200,000,000 principal amount of 4.25% Senior Notes due 2024 (the “new notes”). The new notes are being offered as additional notes under an indenture pursuant to which we previously issued $300,000,000 aggregate principal amount of 4.25% senior notes due 2024 (such previously issued notes, the “existing notes”). As used herein, the term “notes” refers to both the new notes and the existing notes. The new notes will be treated as a single series with the existing notes under the indenture governing the notes and will have the same terms and CUSIP number as the existing notes. The new notes and the existing notes will be fungible and will vote as one class under the indenture governing the notes. Immediately after giving effect to the issuance of the new notes offered hereby, we will have $500,000,000 aggregate principal amount of our 4.25% senior notes due 2024 outstanding.

Interest on the new notes will be deemed to have accrued from January 18, 2016 and will be paid semiannually in arrears on January 18 and July 18 of each year, commencing, with respect to the new notes, on July 18, 2016. The notes will mature on July 18, 2024. We may redeem the notes in whole or in part at our option at a redemption price equal to 100% of their principal amount, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Notes — Optional Redemption.” The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The notes will be our general unsecured senior obligations, will rank equally with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables.

We are concurrently offering depositary shares, each representing a 1/1000th interest in a share of non-cumulative preferred stock, Series A, by means of a separate prospectus supplement (the “concurrent offering”). The offering of the new notes is not contingent upon the completion of the concurrent offering, and the concurrent offering is not contingent upon the completion of the offering of the new notes. There can be no assurance that the concurrent offering will be completed.

Investing in the new notes involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement, and the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We do not intend to list the notes on any securities exchange.

	Per Note	Total
Public offering price(1)	101.466%	$202,932,000
Underwriting discount	0.650%	$1,300,000
Proceeds, before expenses, to us(1)	100.816%	$201,632,000

(1)	Plus accrued interest from January 18, 2016.

The underwriters expect to deliver the new notes to purchasers in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about July 14, 2016.

Joint Book-Running Managers

Keefe, Bruyette & Woods	BofA Merrill Lynch	Morgan Stanley
A Stifel Company

Co-Manager US Bancorp

The date of this prospectus supplement is July 11, 2016.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this new notes offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information

S-i

contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in it contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based upon our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements cover, among other things, statements made about general economic, political, regulatory, and market conditions, the investment banking and brokerage industries, our objectives and results, and also may include our belief regarding the effect of various legal proceedings, management expectations, our liquidity and funding sources, counterparty credit risk, or other similar matters. All statements in this prospectus supplement and the information incorporated by reference in it not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this prospectus supplement and the information incorporated by reference in it are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. In addition, our past results of operations do not necessarily indicate our future results. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include:

•	the ability to successfully integrate acquired companies or branch offices and financial advisors;

•	a material adverse change in our financial condition;

•	the risk of borrower, depositor and other customer attrition;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services; and

•	the risks and other factors set forth in “Risk Factors” beginning on page S-5 of this prospectus supplement.

Forward-looking statements speak only as to the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. We disclaim any intent or obligation to update these forward-looking statements except as required by law. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the Securities and Exchange Commission (the “SEC”), specifically our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

S-ii

SUMMARY

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated therein by reference.

ABOUT STIFEL FINANCIAL CORP.

Stifel Financial Corp. is a Delaware corporation and a financial holding company headquartered in St. Louis, Missouri. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated, a full-service retail and institutional wealth management and investment banking firm (“Stifel Nicolaus”). Our other subsidiaries include: Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc. (“KBW”), Miller Buckfire & Co. LLC and Sterne Agee Group, Inc. (“Sterne Agee Group”), our broker-dealer firms; Stifel Nicolaus Europe Limited, our European subsidiary; Stifel Bank & Trust, our retail and commercial bank subsidiary (“Stifel Bank”); 1919 Investment Counsel & Trust Company, National Association and Stifel Trust Company Delaware, N.A., our trust companies; and 1919 Investment Counsel, LLC and Ziegler Capital Management, LLC, our asset management firms.

With a 125-year operating history, we have built a diversified business serving private clients, institutional investors, and investment banking clients located across the country. Our principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research, and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings, and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Our core philosophy is based upon a tradition of trust, understanding, and studied advice. We attract and retain experienced professionals by fostering a culture of entrepreneurial, long-term thinking. We provide our private, institutional, and corporate clients quality, personalized service, with the theory that if we place clients’ needs first, both our clients and our company will prosper. Our unwavering client and employee focus have earned us a reputation as one of the nation’s leading wealth management and investment banking firms.

We have grown our business both organically and through opportunistic acquisitions including our acquisition of the capital markets business of Legg Mason from Citigroup in 2005; our acquisitions of Ryan Beck & Co., Inc. in February 2007 and FirstService Bank in April 2007; our acquisition of ButlerWick & Co., Inc. in 2008; our acquisition of 56 branches from the UBS Wealth Management Americas branch network in 2009; our acquisition of Thomas Weisel Partners Group, Inc. in July 2010; our acquisition of Stone & Youngberg in October 2011; our acquisition of Miller Buckfire & Co. LLC in December 2012; our acquisition of KBW in February 2013; our acquisition of the fixed income sales and trading business of Knight Capital Group, Inc. in July 2013; our acquisition of Acacia Federal Savings Bank in October 2013; our acquisition of Ziegler Lotsoff Capital Management, LLC in November 2013; and our acquisition of De La Rosa & Co. in April 2014; our acquisition of Oriel Securities in July 2014; our acquisition of 1919 Investment Counsel (formerly known as Legg Mason Investment Counsel & Trust Co., National Association) in November 2014; our acquisition of Merchant Capital, LLC in

December 2014; our acquisition of Sterne Agee Group, Inc. in June 2015; our acquisition of the Barclays’ Wealth and Investment Management Americas franchise in December 2015; and our acquisition of Eaton Partners in January 2016. Throughout the course of the integration of these businesses, our highly variable cost structure has enabled us to achieve consistent core earnings profitability while growing net revenue for 20 consecutive years.

THE OFFERING

The summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the notes. All capitalized terms not defined herein have the meanings specified in “Description of Notes.”

Issuer	Stifel Financial Corp., a Delaware corporation.

Notes Offered

$200 million aggregate principal amount of 4.25% notes due 2024.

The new notes are being offered as additional notes under the indenture pursuant to which we previously issued the existing notes. The new notes will be treated as a single series with the existing notes under the indenture and will have the same terms and CUSIP number as the existing notes. The new notes and the existing notes will be fungible and will vote as one class under the indenture governing the notes.

Offering Price	101.466% of the principal amount.

Maturity	The notes will mature on July 18, 2024, unless redeemed prior to maturity.

Interest Rate and Payment Dates	We will pay 4.25% interest per annum on the principal amount of the notes, payable semiannually in arrears on January 18 and July 18 of each year, commencing, with respect to the new notes, on July 18, 2016, and at maturity. Interest on the new notes will be deemed to have accrued from January 18, 2016.

Priority	The notes are our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future senior indebtedness and will be senior to any other indebtedness expressly made subordinate to the notes. The notes are effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such indebtedness. The notes are structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at our option, at any time and from time to time, prior to maturity at a price equal to 100% of their principal amount, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption. See “Description of Notes — Optional Redemption” for additional details.

Use of Proceeds	We will use the net proceeds from this offering to repay our outstanding 5.375% Senior Notes due 2022 and for other general corporate purposes,

which may include the repayment of additional indebtedness. For additional information, see “Use of Proceeds.”

Further Issuances	We may create and issue further notes ranking equally and ratably with the notes in all respects, so that such further notes shall constitute and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

No Listing	We do not intend to list the notes on any securities exchange.

Form and Denomination	The new notes will be issued in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee and Paying Agent	U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Conflicts of Interest	Keefe, Bruyette & Woods, Inc. (“KBW”), our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority (“FINRA”) and will participate in the distribution of the notes. Since we own more than 10% of the common equity of KBW, a “conflict of interest” exists for KBW within the meaning of FINRA Rule 5121(f)(5)(B). Additionally, KBW and one or more of its affiliates, as defined in FINRA Rule 5121, will have a conflict of interest as defined in Rule 5121(f)(5)(c)(ii) due to the receipt of more than 5% of the net offering proceeds. Accordingly, this offering will be conducted pursuant to Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities offered are investment grade rated or are securities in the same series that have equal rights and obligations as investment grade rated securities. To comply with Rule 5121, the underwriters will not confirm sales of the securities to any account over which KBW exercises discretionary authority without the prior written approval of the customer. U.S. Bancorp Investments, Inc., an affiliate of the trustee, is one of the underwriters. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Concurrent Offering	We are concurrently offering depositary shares, each representing a 1/1000th interest in a share of non-cumulative preferred stock, Series A, by means of a separate prospectus supplement. The offering of the new notes is not contingent upon the completion of the concurrent offering, and the concurrent offering is not contingent upon the completion of the offering of the new notes. There can be no assurance that the concurrent offering will be completed.

RISK FACTORS

Before you invest in the new notes, you should know that making such an investment involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and the information incorporated by reference, including risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the year ended December 31, 2015, before purchasing the new notes offered pursuant to this prospectus supplement. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occurs, our business, financial condition or results of operations could be negatively affected.

Risks Relating to This Offering

Our leverage may harm our financial condition and results of operations.

As of March 31, 2016, after giving effect to this offering and the application of the proceeds thereof, our total long-term debt was approximately $882.5 million. As of March 31, 2016, we had approximately $269.4 million of consolidated secured, short-term indebtedness, all of which is held by Stifel Nicolaus, $500.0 million of borrowings from the Federal Home Loan Bank, which is held by Stifel Bank, and $58.2 million of term loans, which is held by Sterne Agee Group.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the notes;

•

a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the notes, we could be in default on the notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes. In addition, we may incur additional indebtedness in the future, and, as a result, the related risks that we now face, including those described above, could intensify. The indenture for the notes will not restrict our ability to incur additional indebtedness.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us would be subject to regulatory or contractual restrictions. Payments to us by our subsidiaries also will be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including senior and subordinated debtholders and general trade creditors. As of March 31, 2016, we had approximately $269.4 million of consolidated secured, short-term indebtedness, all of which is held by Stifel Nicolaus. In the event of any distribution of assets of Stifel Bank, the claims of depositors and other general or subordinated creditors would be entitled to priority over the claims of holders of the notes. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

We have made only limited covenants in the indenture governing the notes, and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries, except to the limited extent described under “Description of Notes — Covenants — Limitation on Liens”; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control and does not require us to repurchase the notes upon a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

We may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes at any time. The redemption price will equal the principal amount being redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes — Optional Redemption.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

In the absence of an active trading market for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are not currently listed and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although we expect the new notes offered hereby will be fungible with the existing notes, for which a trading market currently exists, we cannot guarantee:

•	that such trading market will be maintained;

•	the liquidity of any trading market for the notes;

•	your ability to sell the notes at any time or at all; or

•	the price at which you would be able to sell the notes.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

Current economic trends and pressure in the financial services industry could cause significant fluctuations in our results of operations and the trading price of the notes.

The results of operations of financial services firms, including us, have recently experienced significant price and volume fluctuations and downward pressure as a result of volatile market conditions and may continue to experience such pressures in the future. Our results of operations have been negatively impacted, and are likely to continue to be subject to fluctuations which may further negatively impact our operating performance or prospects, and may negatively impact the trading price of the notes. Factors that could significantly impact our results of operations and the trading price of the notes include:

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or asset valuations, or volatility;

•	political, constitutional and economic uncertainty arising from the participation of countries in supranational bodies such as the European Union,

•	developments in our business or in the financial sector generally;

•	regulatory changes affecting our operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcements of strategic developments, acquisitions, and other material events by us or our competitors.

Significant declines in results of operations or the trading price of the notes or failure of any of these items to increase could also harm our ability to recruit and retain key employees, including our executives and financial advisors and other key professional employees and those who have joined us from companies we have acquired, reduce our access to debt or equity capital, and otherwise harm our business or financial condition. In addition, we may not be able to use our debt securities to finance future acquisitions.

General market conditions and unpredictable factors could adversely affect the market value of the notes.

There can be no assurance about the market value of the notes. Several factors, many of which are beyond our control, will influence the market value of the notes. Factors that might influence the market value of the notes include:

•	our creditworthiness, regulatory capital levels, operating performance, financial condition and prospects;

•	the ratings of our securities provided by credit ratings agencies, including ratings on the notes;

•	our issuance of additional debt securities;

•	interest rates, generally, and expectations regarding changes in rates;

•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	the market for similar bank holding company securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the notes that an investor purchases, whether in the offering or in the secondary market, may trade at a discount to their cost, and their value will fluctuate.

An adverse rating of the notes may cause their trading price to fall.

The notes have been rated, but a rating agency may assign a rating to the notes that is lower than the ratings assigned to our other debt. A rating agency may also lower ratings on the notes in the future. If a rating agency assigns a lower-than-expected rating or reduces, or indicates that it may reduce, its ratings in the future, the trading price of the notes could significantly decline.

Our credit rating may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade.

Our credit rating is an assessment by a rating agency of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the notes. The credit rating may not reflect the potential impact of risks relating to structure or marketing of the notes. A credit rating is not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings. A credit rating by one agency should be evaluated independently of the credit ratings assigned by other agencies.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The summary historical financial information is derived from our audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, which are incorporated by reference into this prospectus supplement, and our audited financial statements as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which are not incorporated by reference into this prospectus supplement. The summary historical financial information for the three months ended March 31, 2016 and 2015, and the historical balance sheet data as of March 31, 2016, have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. The share and per share information has been adjusted to reflect the three-for-two stock split effective April 5, 2011, in the form of a stock dividend to shareholders of record as of March 22, 2011. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

When you read this historical consolidated financial information, it is important that you also read the historical consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the year ended December 31, 2015, and the unaudited consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, we filed a Form 8-K on July 8, 2016 which included certain pro forma financial information giving pro forma effect to the sale on July 1, 2016 of Sterne Agee, LLC’s legacy independent brokerage and clearing businesses to INTL FCStone Inc. as of the dates indicated in such Form 8-K. See “Where You Can Find Additional Information.”

	Three Months Ended March 31,		Year Ended December 31,
(In thousands, except per share amounts)	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
Revenues:
Commissions	$197,930	$180,302	$749,536	$674,418	$640,287	$518,803	$550,903
Principal transactions	120,948	100,205	389,319	409,823	408,954	380,160	334,282
Investment banking	100,658	125,089	503,052	578,689	457,736	292,686	195,506
Asset management and service fees	144,532	113,869	493,761	386,001	305,639	257,981	228,831
Interest	62,786	42,736	179,101	185,969	142,539	108,705	89,199
Other income	7,231	11,800	62,224	14,785	64,659	69,148	19,651

Total revenues	634,085	574,001	2,376,993	2,249,685	2,019,814	1,627,483	1,418,372
Interest expense	14,111	13,019	45,399	41,261	46,368	33,370	25,304

Net revenues	619,974	560,982	2,331,594	2,208,424	1,973,446	1,594,113	1,393,068

Non-interest expenses:
Compensation and benefits	411,113	355,693	1,568,862	1,403,932	1,311,386	1,010,140	887,210
Occupancy and equipment rental	57,255	44,170	207,465	169,040	158,268	128,365	119,944
Communications and office supplies	36,660	29,234	130,678	106,926	99,726	79,406	74,037
Commissions and floor brokerage	11,732	10,069	42,518	36,555	37,225	29,610	25,423
Other operating expenses	59,301	51,750	240,504	201,177	181,612	116,845	148,305

Total non-interest expenses	576,061	490,916	2,190,027	1,917,630	1,788,217	1,364,366	1,254,919

Income from continuing operations before income tax expense	43,913	70,066	141,567	290,794	185,229	229,747	138,149
Provision for income taxes/(benefit)	16,858	26,969	49,231	111,664	12,322	84,451	53,880

Income from continuing operations	$27,055	43,097	$92,336	$179,130	$172,907	$145,296	$84,269
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	(3,063)	(10,894)	(6,723)	(135)

Net income	$27,055	$43,097	$92,336	$176,067	$162,013	$138,573	$84,134

USE OF PROCEEDS

We estimate that the net proceeds from this offering, excluding accrued interest, will be approximately $201.3 million after discounts, commissions and expenses related to this offering. The net proceeds from this offering will be used to repay our outstanding 5.375% Senior Notes due 2022 and for other general corporate purposes, which may include the repayment of additional indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with the consolidated financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the period ended March 31, 2016 and our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the year ended December 31, 2015, incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, we filed a Form 8-K on July 8, 2016 which included certain pro forma financial information giving pro forma effect to the sale on July 1, 2016 of Sterne Agee, LLC’s legacy independent brokerage and clearing businesses to INTL FCStone Inc. as of the dates indicated in such Form 8-K. For purposes of the computation of the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense plus the interest component of lease rental expense.

	Year Ended December 31,					Three Months Ended March 31,
	2015(1)	2014(2)	2013(3)	2012	2011(4)	2016(5)	2015(6)
Ratio of Earnings to Fixed Charges	2.00x	3.40x	3.59x	5.44x	4.16x	2.10x	3.00x

(1) For the year ended December 31, 2015, we recorded certain merger-related after-tax expenses of $100.7 million.

(2) For the year ended December 31, 2014, we recorded certain merger-related after-tax expenses of $31.3 million.

(3) For the year ended December 31, 2013, we recorded certain merger-related after-tax expenses of $71.9 million.

(4) For the year ended December 31, 2011, we recorded litigation-related and certain merger-related after-tax expenses of $29.4 million.

(5) For the three months ended March 31, 2016, we recorded certain merger-related after-tax expenses of $16.3 million.

(6) For the three months ended March 31, 2015, we recorded certain merger-related after-tax expenses of $6.8 million.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2016:

•	On an actual basis; and

•

On an as adjusted basis to give effect to (i) the sale of the new notes offered hereby (and the anticipated application of the net proceeds to repay the 5.375% senior notes due 2022) and (ii) the sale of the depositary shares in the concurrent offering.

You should read the data set forth in the table below in conjunction with “Use of Proceeds,” and “Summary Historical Financial Information,” appearing elsewhere in this prospectus supplement, as well as our unaudited financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and incorporated in this prospectus supplement and the accompanying prospectus.

	March 31, 2016
	Actual	As Adjusted
(in thousands, except share data)	(Unaudited)
Cash and cash equivalents	$577,350	$723,497

Liabilities:
Payables:
Brokerage clients	1,077,414	1,077,414
Brokers, dealers, and clearing organizations	282,920	282,920
Drafts	74,503	74,503
Securities sold under agreements to repurchase	290,729	290,729
Bank deposits	7,218,100	7,218,100
Financial instruments sold, but not yet purchased, at fair value	674,841	674,841
Accrued compensation	147,203	147,203
Accounts payable and accrued expenses	380,652	382,375
Borrowings	827,581	777,581
3.50% senior notes due December 2020	300,000	300,000
5.375% senior notes due 2022	150,000	—
4.25 % senior notes due 2024	300,000	500,000
Senior note discount, net	(9,591)	(5,266)
Debenture to Stifel Financial Capital Trusts	82,500	82,500

	11,796,852	11,802,900
Shareholders’ Equity:
Preferred stock — $1 par value; authorized 3,000,000 shares	—	150,000
Common stock — $0.15 par value; authorized 97,000,000 shares	10,426	10,426
Additional paid-in-capital	1,733,605	1,733,605
Retained earnings	826,234	816,333
Accumulated other comprehensive loss	(47,218)	(47,218)

Treasury stock, at cost	(106,171)	(106,171)

	2,416,876	2,556,975

Total Liabilities and Shareholders’ Equity	$14,213,728	$14,359,875

DESCRIPTION OF CERTAIN INDEBTEDNESS

Our short-term financing is generally obtained through uncommitted, secured lines of credit and an unsecured revolving credit facility. We borrow from various banks on a demand basis with company-owned securities pledged as collateral to fund a portion of our daily operations. Additionally, we use customer securities pledged as collateral to fund customer borrowings. The amount borrowed under these credit facilities varies daily based on our funding needs.

Uncommitted Lines of Credit

Our uncommitted secured lines of credit at March 31, 2016 totaled $980.0 million with six banks and are dependent on having appropriate collateral, as determined by the bank agreements, to secure an advance under the line. Our peak daily borrowing on our uncommitted secured lines was $356.7 million during the three months ended March 31, 2016. There are no compensating balance requirements under these arrangements. Any borrowings on secured lines of credit are generally utilized to finance certain fixed income securities. At March 31, 2016, our uncommitted secured lines of credit were collateralized by company-owned securities valued at $472.0 million.

Revolving Credit Facility

Our committed short-term bank line financing at March 31, 2016 consisted of a $100.0 million committed revolving credit facility. The credit facility expires in December 2017. The applicable interest rate under the revolving credit facility is calculated as a per annum rate equal to LIBOR plus 2.00%, as defined in the revolving credit facility.

We can draw upon this line, as long as certain restrictive covenants are maintained. Under our revolving credit facility, we are also required to maintain compliance with a minimum consolidated tangible net worth covenant under which we are required to have at all times a consolidated tangible net worth, as defined in the revolving credit facility, and a maximum consolidated total capitalization ratio covenant under which we are required to have at all times a consolidated total capitalization ratio, as defined in the revolving credit facility. In addition, Stifel Nicolaus, our broker-dealer subsidiary, is required to maintain compliance with a minimum regulatory net capital covenant of not less than 10% of aggregate debits, as defined in the revolving credit facility.

At March 31, 2016, we had no advances on our revolving credit facility and were in compliance with all covenants. Our revolving credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency and judgment defaults.

Federal Home Loan Bank Advances and Other Secured Financing

Stifel Bank has borrowing capacity with the Federal Home Loan Bank of $2.0 billion at March 31, 2016 and a $25.0 million federal funds agreement, for the purpose of purchasing short-term funds should additional liquidity be needed. At March 31, 2016, outstanding FHLB advances were $500.0 million. Stifel Bank is eligible to participate in the Fed’s discount window program; however, Stifel Bank does not view borrowings from the Fed as a primary means of funding. The credit available in this program is subject to periodic review, may be terminated or reduced at the discretion of the Fed, and is secured by securities. Stifel Bank has borrowing capacity of $1.1 billion with the Fed’s discount window at March 31, 2016. Stifel Bank receives overnight funds from excess cash held in Stifel brokerage accounts, which are deposited into a money market account. These balances totaled $7.2 billion at March 31, 2016.

The Federal Home Loan advances as of March 31, 2016, are floating-rate advances. The weighted-average interest rates during the three months ended March 31, 2016, on these advances was 0.81%. The advances are secured by Stifel Bank’s residential mortgage loan portfolio and investment portfolio. The interest rates reset on a daily basis. Stifel Bank has the option to prepay these advances without penalty on the interest reset date.

As of March 31, 2016, a subsidiary of the Parent was a party to two Term Loans (“Term Loans”) with Regions Bank. The Term Loans mature on August 2, 2016. The interest rate under the Amended and Restated Credit Agreement is calculated as per annum rate equal to LIBOR, as defined. During the three months ended March 31, 2016, the weighted average interest rate on these term loans was 1.93%.

Public Offering of Senior Notes

On December 18, 2012, we issued $150.0 million principal amount of 5.375% Senior Notes due 2022 (the “December 2012 Notes”). Interest on the December 2012 Notes accrued from December 21, 2012, and is paid quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on April 15, 2013. The December 2012 Notes mature on December 31, 2022. We may redeem the December 2012 Notes in whole or in part on or after December 31, 2015, at our option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption. Proceeds from the December 2012 Notes issuance of $146.1 million, after discounts, commissions, and expenses, were used for general corporate purposes.

On December 1, 2015, we sold, in a registered underwritten public offering, $300.0 million in aggregate principal amount of 3.50% senior notes due December 2020 (the “2015 Notes”). Interest on the 2015 Notes is payable semi-annually in arrears. We may redeem the 2015 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption. Proceeds from the 2015 Notes issuance of $297.0 million, after discounts, commissions, and expenses, were used for general corporate purposes.

DESCRIPTION OF NOTES

The 4.25% senior notes due 2024 offered hereby, which are referred to herein as the “new notes,” are an additional issuance of 4.25% senior notes due 2024. The new notes offered hereby will be treated as a single series with and will have the same terms and CUSIP number as the $300,000,000 aggregate principal amount of 4.25% senior notes due 2024, originally issued on July 18, 2014, which are referred to collectively herein as the “existing notes.” We will issue the new notes under the indenture dated as of January 23, 2012, between Stifel Financial Corp. and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by the Third Supplemental Indenture dated as of July 18, 2014, with respect to the notes. We refer to the base indenture, as supplemented by the supplemental indenture, as the “indenture.” We will issue the new notes under the indenture, and the new notes and the existing notes will be fungible and will vote as one class under the indenture. As used herein, the term “notes” refers to both the new notes and the existing notes. The terms of the notes include those expressly set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus. Those documents, and not this description, define your legal rights as a holder of the notes. The following description supplements, and supersedes to the extent it is inconsistent with, the statements under “Description of the Securities” in the accompanying prospectus.

For purposes of this description, the terms “Stifel Financial Corp.,” “we,” “us” and “our” refer only to Stifel Financial Corp. and not to any of its subsidiaries, unless we specify otherwise.

General

This offering of $200 million aggregate principal amount of new notes will constitute an additional issuance of the notes. The new notes offered hereby constitute “Additional Notes” under the indenture. The existing notes, the new notes offered hereby and any Additional Notes subsequently issued under the indenture will be fungible and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional senior debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional senior debt securities, and with the same CUSIP number as the notes offered hereby, provided that such additional senior debt securities constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any additional senior debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

The notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “ — Certificated Securities” in this prospectus supplement.

The indenture does not contain any provisions that would necessarily protect holders of notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

Optional Redemption

We may, at our option, at any time and from time to time redeem the notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes. The notes are redeemable at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points, provided that the principal amount of a note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof;

in each case, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such interest record date, and no additional interest is payable to holders whose notes will be subject to redemption by us.

For purposes of this “— Optional Redemption” section, the following terms have the following meanings:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York.

“Comparable Treasury Issue(s)” means either (i) the United States Treasury security selected by an Independent Investment Banker as having an actual maturity, or (ii) two such securities selected by an Independent Investment Banker to be used to interpolate a maturity, in each case comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the Reference Treasury Dealer Quotations for that date of redemption.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keefe, Bruyette & Woods, Inc. and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us so long as the entity is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption, after excluding the highest and lowest of such quotations, unless we obtain fewer than four such quotations, in which case the average of all of such quotations.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption therefor; provided, however, that, if that date of redemption is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed on a pro rata basis or by such method as the trustee deems fair and appropriate in accordance with the procedures of the Depository Trust Company (“DTC”).

Except as described above, the notes will not be redeemable by us prior to maturity.

We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture or applicable law.

Interest

Interest on the notes will accrue at the rate of 4.25% per year, and will be payable semiannually in arrears on each January 18 and July 18. We will pay interest to those persons who were holders of record of such notes on the first day of the month of each interest payment date: January 1 and July 1, the record date preceding each interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will not provide a sinking fund for the notes. Interest on the new notes will be paid commencing on July 18, 2016, and will be deemed to have accrued from January 18, 2016. After July 18, 2016, interest will accrue from the date it was most recently paid.

If any interest payment date or stated maturity date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

Priority

The notes are our general unsecured senior obligations that rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes. The notes rank equally with all our other senior indebtedness. However, the notes are effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be effectively junior to all liabilities, including trade payables and lease obligations of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be effectively junior to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of all of the foregoing and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create (other than the restrictions described in “Limitation on Liens” below), incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. As of March 31, 2016, after giving effect to this offering and the application of the proceeds thereof, our total long-term debt was $882.5 million, we had $269.4 million of consolidated secured, short-term indebtedness, which is held by Stifel Nicolaus, $500.0 million of borrowings from the Federal Home Loan Bank, which is held by Stifel Bank, and $58.2 million of term loans, which is held by Sterne Agee Group.

Maturity

The notes will mature on July 18, 2024.

Covenants

Limitation on Liens

We, or any successor corporation, will not, and will not permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, except for Permitted Liens, on the voting securities of any Principal Subsidiary unless we cause the notes (and if we so elect, any other of our indebtedness ranking on a parity with the notes) to be secured equally and ratably with (or, at our option, prior to) any indebtedness secured thereby.

For purposes of the notes:

“Permitted Liens” means (1) liens for taxes or assessment or governmental charges or levies (a) that are not then due and delinquent, (b) the validity of which is being contested in good faith or (c) which are less than $1,000,000 in amount; (2) judgment liens arising from any litigation or legal proceedings which (a) are currently being contested in good faith by appropriate proceedings or (b) which involve judgments of less than $5,000,000; (3) deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; (4) liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (5) liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (6) any liens existing on the issue date; (7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any liens referred to in the foregoing clauses (3), (4), (5) and (6), provided that the principal amount of indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement; and (8) other liens arising in the ordinary course of business and consistent with past practice; and

“Principal Subsidiary” means any subsidiary of ours the total assets of which as set forth in the most recent statement of financial condition of such subsidiary equal more than 10% of the total consolidated assets of us and our subsidiaries as determined from the most recent consolidated statement of financial condition of us and our subsidiaries.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Significant Subsidiaries or between our Significant Subsidiaries, unless the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of the Company) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other indebtedness of ours or of one of our Significant Subsidiaries (other than indebtedness that is subordinated to the notes or indebtedness owed to us or one of our Significant Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

For purposes of the notes:

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by us or any of our Significant Subsidiaries unless our Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person; provided that Sale and Lease-Back Transaction shall not include any such arrangement in place as of the issue date.

“Significant Subsidiary” means, with respect to any person, any subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

Excepted Indebtedness

Notwithstanding the limitations on liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur indebtedness secured by a lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “ — Limitations on Liens” and “ — Limitations on Sale and Lease-Back Transactions,” if at the time the indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all indebtedness secured by liens that are restricted by, and not otherwise permitted by, the provisions described under “ — Limitation on Liens” and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “ — Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Worth (as defined below).

“Consolidated Net Worth” means, the consolidated stockholders’ equity of us and our subsidiaries, as defined according to GAAP.

Additional Covenants

Under the indenture, we are also required to:

•	pay the principal, interest and any premium on the notes when due and deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium;

•

provide the trustee with a copy of the reports we must file the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than the time those reports must be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act); provided, that the filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Exchange Act (taking into account any applicable grace periods provided thereunder) will satisfy our obligation to furnish those reports to the trustee;

•	pay, and cause each of our subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, subject to certain exceptions;

•

to the extent that we may lawfully do so, to not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the indenture; and

•	maintain our corporate existence and the corporate, partnership, limited liability company or other existence of each of our significant subsidiaries, subject to certain exceptions.

Merger, Consolidation and Sale of Assets

The indenture generally permits us to consolidate or merge with another entity. The indenture also permits us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the notes and performance of the covenants in the indenture. However, we will only consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indenture. The remaining or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. When the successor assumes all of our obligations under the indenture, our obligations under the indenture will terminate.

Events of Default, Notice and Waiver

The following are events of default under the indenture for the notes:

•	failure by us to pay the principal of, or premium, if any, on any note when due, whether at maturity, upon redemption or otherwise;

•	failure by us to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

•	failure by us to comply with our obligations under “ — Merger, Consolidation and Sale of Assets” above;

•

failure by us to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•

a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $25 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•

failure by us or any of our subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $25 million, which are not stayed on appeal; and

•

certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

Notwithstanding the paragraph above, for the first 365 days immediately following an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee set forth under the second sub-bullet under the heading “ — Covenants” above, the sole remedy for any such event of default shall be the accrual of additional interest on the notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the notes for the first 180 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the notes for the next 180 days after the first 180 days following the occurrence of such event of default, in each case, payable quarterly at the same time and in the same manner as regular interest on the notes. This additional interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 365th day thereafter (or such earlier date on which such event of default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an event of default relating to such reporting obligations, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the notes to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

After any acceleration of the notes, the holders of a majority in aggregate principal amount of the notes by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if::

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest or premium, if any, on, any note; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, an officer’s certificate stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under such indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•

is not in the payment or delivery of any amounts due (including principal or interest) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders.

Limitation on Suits

The indenture limits the right of holders of the notes to institute legal proceedings. No holder will have the right to bring a claim under the indenture unless:

•	the holder has previously given written notice to the trustee that an event of default with respect to the notes is continuing;

•

the holders of not less than 25% of the aggregate principal amount of the notes shall have made a written request to the trustee to pursue the claim and furnished the trustee, if requested, security or an indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply within 60 days of receipt of the request and the offer of security or indemnity; and

•	during such 60-day period, no direction inconsistent with a request has been given to the trustee by the holders of a majority of the aggregate principal amount of the notes.

Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Legal Defeasance and Covenant Defeasance

We may at any time elect to have all of our obligations discharged with respect to the outstanding notes (“legal defeasance”) except for the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below, and except for certain of our other obligations and certain other rights of the trustee under the indenture.

In addition, we may at any time elect to have our obligations released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities (“covenant defeasance”). In the event covenant defeasance occurs, certain events will no longer constitute an event of default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee for the benefit of the holders of the notes funds in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, we must deliver to the trustee certain opinions of counsel and officer’s certificate in connection with such defeasance, and we may not exercise such defeasance if certain defaults or events of default with respect to debt securities of such series have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries are bound.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the notes, when:

either:

•	all the notes that have been authenticated have been delivered to the trustee for cancellation; or

•	all the notes that have not been delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such notes delivered to the trustee for cancellation (in the case of notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

Modifications and Amendments

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive by consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	reduce the percentage of principal amount of outstanding notes whose holders must consent to an amendment, supplemental indenture or waiver;

•	reduce the rate of interest on any note;

•	reduce the principal amount of or the premium, if any, on any note or change the stated maturity of any note;

•	change the place, manner, timing or currency of payment of principal of, or premium, if any, or interest on, any note;

•	make any change in the ranking provisions of the indenture that adversely affects the rights of any holders of the notes;

•

waive a default or event of default in the payment of the principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the outstanding notes and a waiver of the payment default that resulted from such acceleration);

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

•	waive a redemption payment with respect to any note or changes any of the provisions with respect to the redemption of any note;

•	make any change in any amendment and waiver provision; or

•	make any change to the timing of payment of principal or interest on any notes.

We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	cure any ambiguity, defect, mistake or inconsistency;

•	comply with the terms set forth under “ — Merger, Consolidation and Sale of Assets,” above;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•

evidence the assumption of our obligations under the indenture and the notes, by a successor thereto in the case of a consolidation or merger or a sale of all or substantially all of our properties or assets;

•

comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of the notes pursuant to the indenture;

•

make any change that would provide any additional rights or benefits to the holders of the notes, that would surrender any right, power or option conferred on us by the indenture or that does not adversely affect in any material respect the legal rights of any holder of the notes;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	secure or provide guarantees of our obligations under the notes and the indenture;

•

evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

•	issue additional senior debt securities.

We and the trustee may also enter into a supplemental indenture without the consent of holders of the notes in order to conform the indenture or the notes to the “Description of Notes” contained in this prospectus supplement.

Trustee

The trustee for the notes is U.S. Bank National Association. We have appointed the trustee as the paying agent, and registrar with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business. U.S. Bancorp Investments, Inc., an affiliate of the Trustee, is one of the underwriters.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

Denominations, Interest, Registration and Transfer

The notes will be issued in registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the form of global securities. We will not impose a service charge in connection with any transfer or exchange of any note. See “ — Global Notes; Book-Entry Form” for a description of transfer restrictions that apply to the notes.

Global Notes; Book-Entry Form

Global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee of DTC.

Beneficial interests in a global note may be held directly through DTC if the holder is a participant in DTC or indirectly through organizations that are participants in DTC.

Except in the limited circumstances described below and in “ — Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global note.

Payments of principal, premium, if any, and interest under each global note will be made to DTC or its nominee as the registered owner of such global note. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we nor the trustee will be liable or responsible for DTC, Euroclear or Clearstream.

Certificated Securities

The trustee will exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global note or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 120 days;

•	we, at our option, notify the trustee that we have elected to cause the issuance of notes in definitive form under the indenture; or

•	an event of default has occurred and is continuing.

Settlement and Payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the new notes. This summary is generally limited to holders that acquire the new notes pursuant to this offering at their offering price and hold the new notes as “capital assets” (generally, property held for investment) for United States federal income tax purposes. This discussion does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the United States federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the United States dollar, and persons that hold the new notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The United States federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to change, or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a new note that is for U.S. federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a new note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a new note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes.

This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

Investors considering the purchase of the new notes should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

Qualified Reopening

The new notes will be issued with no more than a de minimis amount of original issue discount, and therefore will be issued pursuant to a “qualified reopening” of the existing notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, all of the new notes issued pursuant to this prospectus supplement will be deemed to have the same issue date and the same issue price as the existing notes for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the price paid for the new notes offered hereby is attributable to interest that accrued prior to the date the new notes offered hereby are purchased (the “pre-issuance accrued interest”). Because the issue price of the new notes as determined for U.S. federal income tax purposes excludes any pre-issuance accrued interest, a portion of the stated interest payment on July 18, 2016 on the new notes equal to any pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the new notes.

U.S. Holders

Payments of Interest

Payments of stated interest on a new note will be included in the gross income of a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting).

Bond Premium

Generally, a U.S. holder who purchases a note at a cost that exceeds the note’s stated principal amount will be considered to have purchased the note with “bond premium” in an amount equal to such excess. A U.S. holder may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note, subject to certain limitations when the note is subject to early redemption at a premium. If a U.S. holder makes an election to amortize the premium, such election generally will apply to all debt instruments that such U.S. holder holds at the time of the election, as well as any debt instruments that such U.S. holder subsequently acquires. In addition, a U.S. holder may not revoke the election without the consent of the IRS. If a U.S. holder elects to amortize the premium, such U.S. holder will be required to reduce its tax basis in the new note by the amount of the premium amortized during its holding period. If a U.S. holder does not elect to amortize premium, the amount of premium will be included in such U.S. holder’s tax basis in the new note purchased in this offering and, therefore, such premium will decrease the gain or increase the loss that such U.S. holder would otherwise recognize on disposition of the new note.

Sale, Redemption, Exchange or Other Taxable Disposition of New Notes

A U.S. holder will generally recognize gain or loss on the sale, redemption, exchange, or other taxable disposition of a new note, in an amount equal to the difference between (i) the amount realized by the holder in the disposition and (ii) the U.S. holder’s adjusted tax basis in the new note. The amount realized by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the new note (less any portion allocable to any accrued and unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed). In general, a U.S. holder’s adjusted tax basis in a new note will equal the amount paid for the new note (excluding the amount paid for pre-issuance accrued interest), decreased by any amortized bond premium. Such gain or loss recognized by a U.S. holder on a disposition of a new note generally will be capital gain or loss and generally will be long-term capital gain or loss if the holder held the new note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their tax advisors concerning these tax law provisions.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which includes, among other things, interest on the new notes and capital gain from the sale or other taxable disposition of the new notes. U.S. holders should consult their tax advisors regarding the effect, if any, of the Medicare tax on their ownership and disposition of the new notes.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the new notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable United States information reporting and certification requirements.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below), interest paid on a new note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax; provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States); and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the new note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) provides an appropriate IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to non-United States status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8BEN-E (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for new notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% United States federal tax withholding unless such holder provides us with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a suitable substitute form), claiming an exemption from (or reduction of) withholding under the benefit of a treaty, or (2) a properly completed and executed IRS Form W-8ECI (or a suitable substitute form) certifying that interest paid on the note is not subject to withholding tax.

Income Effectively Connected with a Trade or Business within the United States

If interest on a new note is effectively connected with a United States trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to United States federal income tax on a net-income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Exchange or Other Taxable Disposition of New Notes

Subject to the discussions below on back up withholding and FATCA, generally, any gain recognized by a non-U.S. holder on the disposition of a new note will not be subject to United States federal income tax and withholding, unless:

•

the gain is effectively connected with the conduct of a United States trade or business by the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained in the United States by the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of that disposition, and certain other conditions are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to tax as described above (See “ — Non-U.S. Holders — Income Effectively Connected with a Trade or Business within the United States”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, redemption, exchange, retirement or other disposition, which may be offset by certain U.S. source capital losses. A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the new notes.

Information Reporting and Backup Withholding

Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid information reporting and backup withholding.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code (known as FATCA) impose certain due diligence and information reporting requirements, particularly with respect to accounts held through foreign financial institutions. A 30% U.S. federal withholding tax will apply to interest income from debt obligations of U.S. issuers, and, effective for payments made after December 31, 2018, a 30% U.S. withholding tax will apply on the gross proceeds from a disposition of such obligations, in each case, paid to a foreign financial institution (including in certain instances where such institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The 30% U.S. federal withholding tax will also apply to interest income from such obligations and on the gross proceeds from the disposition of such obligations paid to a non-financial foreign entity (including in certain instances where such entity is acting as an intermediary) unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. The United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter the FATCA reporting and withholding requirements.

Application of this withholding tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under an exemption described under “ — Non-U.S. Holders.” In the event that this withholding tax shall be imposed on any payment of interest on, or gross proceeds from the disposition or redemption of, a note, we have no obligation to pay additional amounts as a consequence thereof or to redeem the new notes before their stated maturity. Investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the new notes.

The United States federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your tax advisors with respect to the tax consequences to you of the purchase of the new notes, and the ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Keefe, Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of new notes set forth opposite its name below.

Underwriter	Principal Amount of New Notes
Keefe, Bruyette & Woods, Inc.	$100,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	40,000,000
Morgan Stanley & Co. LLC	40,000,000
U.S. Bancorp Investments, Inc.	20,000,000

Total	$200,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the new notes sold under the underwriting agreement if any of the new notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the new notes, subject to prior sale, when, as and if issued to and accepted by them, subject to conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the new notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.65% of the principal amount of the new notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $350,000 and are payable by us.

In addition, we have agreed to pay for the FINRA-related fees and expenses of the underwriters’ legal counsel, not to exceed $30,000.

No Listing

We do not intend to list the new notes on any securities exchange.

No Sales of Similar Securities

We have agreed that we will not, for a period from the date of this offering memorandum through and including the business day following the date of delivery of the notes, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the new notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the new notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of new notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing new notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the new notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the new notes or preventing or retarding a decline in the market price of the new notes. As a result, the price of the new notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the new notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Conflicts of Interest

Keefe, Bruyette & Woods, Inc. (“KBW”), our broker-dealer subsidiary, is a member of the FINRA and will participate in the distribution of the new notes. Since we own more than 10% of the common equity of KBW, a “conflict of interest” exists for KBW within the meaning of FINRA Rule 5121(f)(5)(B). Additionally, KBW and one or more of its affiliates, as defined in FINRA Rule 5121, will have a conflict of interest as defined in Rule 5121(f)(5)(c)(ii) due to the receipt of more than 5% of the net offering proceeds. Accordingly, this offering will be conducted pursuant to Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities offered are investment grade rated or are securities in the same series that have equal rights and obligations as investment grade rated securities. To comply with Rule 5121, the underwriters will not confirm sales of the securities to any account over which KBW exercises discretionary authority without the prior written approval of the customer.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a co-lender under a $100 million unsecured revolving credit facility and secured, short-term lines of credit available to us. U.S. Bancorp Investments, Inc., an affiliate of the trustee, is one of the underwriters. US Bancorp Investments, Inc. and certain of its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management practices.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the new notes offered hereby. Any such short positions could adversely affect future trading prices of the new notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their affiliates are also acting as underwriters in connection with the concurrent offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of new notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of new notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of new notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of new notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of new notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of new notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any new notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the new notes to be offered so as to enable an investor to decide to purchase or subscribe for the new notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement (File No. 333-201398) we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus supplement. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus supplement. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The reports and other information we file with the SEC also are available through our website, www.stifel.com. The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

The following documents, which we filed with the SEC, are incorporated by reference into this prospectus supplement:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 1, 2016, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on May 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

•

our Current Reports on Form 8-K filed with the SEC on April 22, 2016, June 15, 2016 and July 8, 2016 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise);

•

our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2016 (to the extent incorporated by reference into Part III of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015); and

•	the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act.

Any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and before the termination of the offering, are also incorporated by reference.

We will provide a copy of the documents we incorporate by reference (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), at no cost, to any person who receives this prospectus. You may request a copy of any or all of these documents, either orally or in writing, by contacting us at the following address and telephone number: Stifel Financial Corp., Attention: Investor Relations, 501 North Broadway, St. Louis, Missouri 63102, (314) 342-2000.

LEGAL MATTERS

Certain legal matters with regard to the new notes offered by this prospectus supplement will be passed upon by Bryan Cave LLP, St. Louis, Missouri, counsel to Stifel Financial Corp. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Stifel Financial Corp. incorporated by reference in Stifel Financial Corp.’s Annual Report on Form 10-K, as amended on Form 10-K/A for the year ended December 31, 2015 and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

STIFEL FINANCIAL CORP.

Common Stock • Preferred Stock • Debt Securities • Warrants

Depositary Shares • Subscription Rights • Stock Purchase Contracts

Stock Purchase Units • Stock Appreciation Rights

We may offer from time to time shares of our common stock, shares of our preferred stock, senior debt securities, subordinated debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights covered by this prospectus separately or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time.

We will provide specific terms of any offering of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest in any of our securities.

Our common stock is traded on the New York Stock Exchange (“NYSE”) and the Chicago Stock Exchange (“CSX”) under the symbol “SF.” Unless we state otherwise in a prospectus supplement, we will not list any of the preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights on any securities exchange.

Our principal executive offices are located at 501 North Broadway, St. Louis, Missouri, 63102 and our telephone number is (314) 342-2000.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently filed quarterly or current reports that are incorporated herein by reference and in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We or any selling security holder may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is January 8, 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus and applicable prospectus supplements in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information contained in this prospectus.

Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with additional information described under the heading “Where You Can Find Additional Information.”

Unless the context indicates otherwise, all references in this prospectus to “Stifel,” “the Company,” “our company,” “us,” “we” and “our” refer to Stifel Financial Corp. and its wholly-owned subsidiaries, including Stifel Bank & Trust (“Stifel Bank”).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	our Definitive Proxy Statement for the 2014 Annual Meeting of Shareholders filed with the SEC on April 30, 2014;

•

our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, filed with the SEC on May 12, 2014, our Quarterly Report on Form 10-Q for the three months ended June 30, 2014, filed with the SEC on August 11, 2014, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2014, filed with the SEC on November 10, 2014; and

•

our Current Reports on Form 8-K filed with the SEC on June 11, 2014, July 16, 2014, July 18, 2014, and December 15, 2014 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

We maintain a website at www.stifel.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by telephone to (314) 342-2000 or by mail to Stifel Financial Corp., 501 North Broadway, St. Louis, Missouri 63102, attention: Corporate Secretary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, that are based upon our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. All statements in this prospectus and the information incorporated by reference herein not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this prospectus and the information incorporated by reference herein are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include: our ability to successfully integrate acquired companies; a material adverse change in our financial condition; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; the outcome of various governmental investigations and third-party litigation; other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services; and the risks and other factors set forth in the “Risk Factors” section of this prospectus, including those risks and other factors that are incorporated by reference herein. Forward-looking statements speak only as to the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. We disclaim any intent or obligation to update these forward-looking statements.

THE COMPANY

We are a financial holding company headquartered in St. Louis. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated, a full-service retail and institutional brokerage and investment banking firm. Our other subsidiaries include Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc., and Miller Buckfire & Co., LLC, broker-dealer firms; Stifel Nicolaus Europe Limited, Keefe, Bruyette & Woods Limited, and Oriel Securities Limited, our European broker-dealer subsidiaries; Stifel Bank & Trust, a retail and commercial bank; and Stifel Trust Company, N.A.

With our century-old operating history, we have built a diversified business serving private clients, investment banking clients and institutional investors. Our principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research, and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Our core philosophy is based upon a tradition of trust, understanding, and studied advice. We attract and retain experienced professionals by fostering a culture of entrepreneurial, long-term thinking. We provide our private, institutional and corporate clients quality, personalized service, with the theory that if we place clients’ needs first, both our clients and our company will prosper. Our unwavering client and employee focus have earned us a reputation as one of the leading brokerage and investment banking firms off Wall Street.

We have grown our business both organically and through opportunistic acquisitions, including our acquisition of the capital markets business of Legg Mason from Citigroup in 2005; our acquisitions of Ryan Beck & Co., Inc. in February 2007 and FirstService Bank in April 2007; our acquisition of ButlerWick & Co., Inc. in 2008; our acquisition of 56 branches from the UBS Wealth Management Americas branch network in 2009; our acquisition of Thomas Weisel Partners Group, Inc. in July 2010; our acquisition of Stone & Youngberg in October 2011; our merger with KBW in February 2013; our acquisition of the U.S. institutional fixed income sales and trading business and the hiring of the European institutional fixed income sales and trading team from Knight Capital Group in July 2013; our acquisition of Acacia Federal Savings Bank in October 2013; our acquisition of Ziegler Lotsoff Capital Management, LLC in November 2013; our acquisition of De La Rosa & Co. in April 2014; our acquisition of Oriel Securities in July 2014; our acquisition of Legg Mason Investment Counsel & Trust Co., N.A. in November 2014; and our acquisition of Merchant Capital, LLC in December 2014. Throughout the course of these integrations, our highly variable cost structure has enabled us to achieve consistent core earnings profitability while growing net revenue for 18 consecutive years.

We primarily operate our business through two segments, Global Wealth Management and Institutional Group. Our Global Wealth Management segment consists of two businesses, the Private Client Group and Stifel Bank. The Private Client Group provides securities brokerage services, including the sale of equities, mutual funds, fixed income products, and insurance, as well as offering banking products to our clients through Stifel Bank. Stifel Bank provides residential, consumer, and commercial lending, as well as FDIC-insured deposit accounts to customers of our broker-dealer subsidiaries and to the general public.

Our Institutional Group segment includes institutional sales and trading. It provides securities brokerage, trading, and research services to institutions, with an emphasis on the sale of equity and fixed income products. This segment also includes the management of and participation in underwritings for both corporate and public finance (exclusive of sales credits generated through the private client group, which are included in the Global Wealth Management segment), merger and acquisition, and financial advisory services.

For the year ended December 31, 2013, Global Wealth Management net revenues increased 12.7% to a record $1.12 billion from $991.6 million in 2012. For the nine months ended September 30, 2014, Global Wealth Management net revenues increased 11.8% to a record $921.7 million from $824.3 million for the comparable period in 2013. For the year ended December 31, 2013, Institutional Group net revenues increased 42.4% to a record $861.2 million from $604.7 million in 2012. For the nine months ended September 30, 2014, Institutional Group net revenues increased 21.4% to $720.8 million from $593.9 million for the comparable period in 2013.

We believe that our Global Wealth Management segment provides balance with respect to our Institutional Group segment and creates a stable base of revenue that helps us achieve consistent profitability through market cycles.

Our customers include individuals, corporations, municipalities, and institutions. We have customers throughout the United States with geographic areas of concentration in the Northeast, Midwest, Mid-Atlantic, and Western regions, with a growing presence in the Southeastern United States. No single client accounts for a material percentage of any segment of our business. Our inventory, which we believe is of modest size and intended to turn over quickly, exists to facilitate order flow and support the investment strategies of our clients. Although we do not engage in significant proprietary trading for our own account, the inventory of securities held to facilitate customer trades and our market-making activities are sensitive to market movements. Furthermore, our balance sheet is highly liquid, without material holdings of securities that are difficult to value or remarket. We believe that our broad platform, fee-based revenues, and strong distribution network position us well to take advantage of current trends within the financial services sector.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, before making an investment decision, including those risks identified under “Risk Factors” in Item 1A of Part I in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with the consolidated financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the period ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this prospectus. For purposes of the computation of the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense plus the interest component of lease rental expense.

	Year Ended December 31,					Nine Months Ended September 30,

	2009	2010(1)	2011(2)	2012	2013(3)	2013(4)	2014(5)

Ratio of earnings to fixed charges	5.56x	—x	4.16x	5.44x	3.59x	3.00x	5.56x

(1) For the year ended December 31, 2010, we recorded a non-cash charge of $106.4 million after-tax related to the acceleration of deferred compensation in the third quarter of 2010 as a result of a modification of our deferred compensation plan and merger-related after-tax expenses of $16.5 million related to the merger with Thomas Weisel Partners Group, Inc. Our earnings were insufficient to cover fixed charges by $1.5 million for the year ended December 31, 2010.

(2) For the year ended December 31, 2011, we recorded litigation-related and certain merger-related after-tax expenses of $29.4 million.

(3) For the year ended December 31, 2013, we recorded certain merger-related after-tax expenses of $71.9 million.

(4) For the nine months ended September 30, 2013, we recorded certain merger-related after-tax expenses of $4.1 million.

(5) For the three months ended September 30, 2014, we recorded certain merger-related after-tax expenses of $18.3 million.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock, which may be voting or non-voting;

•	shares of preferred stock, which may be voting or non-voting;

•	debt securities, which may be senior or subordinated, convertible into shares or our capital stock and secured or unsecured;

•	warrants;

•	depositary shares;

•	subscription rights;

•	stock purchase contracts;

•	stock purchase units; or

•	stock appreciation rights.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units or stock appreciation rights that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and net proceeds to us will be contained in the prospectus supplement and other filings relating to such offering.

PLAN OF DISTRIBUTION

General

We may sell the securities covered by this prospectus in one or more of the following ways from time to time, including without limitation:

•	to or through underwriters for resale to the purchasers, which underwriters may act directly or through a syndicate represented by one or more managing underwriters;

•	directly to one or more purchasers, through a specific bidding, auction or other process;

•	through agents or dealers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for outstanding indebtedness; or

•	through a combination of any of these methods of sale.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Market-Making, Stabilization and Other Transactions

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE and the CSX. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of any of the preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights on any securities exchange; any such listing with respect to any particular security will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

SELLING SECURITY HOLDERS

Selling security holders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights in various private transactions. Such selling security holders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling security holders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, and in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, which we incorporate by reference into this registration statement.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of such securities will be passed upon for Stifel Financial Corp. by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Stifel Financial Corp. appearing in Stifel Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$200,000,000

4.25% Senior Notes due July 2024

PROSPECTUS SUPPLEMENT

Joint Book-running Managers

Keefe, Bruyette & Woods	BofA Merrill Lynch	Morgan Stanley
A Stifel Company

Co-Manager

US Bancorp

July 11, 2016